Exhibit 5.1
June 2, 2009

The Orchard Enterprises, Inc.
23 East 4th Street, 3rd Floor
New York, New York 10003

Re:	The Orchard Enterprises, Inc. Registration Statement
on Form S-8 (the “Registration Statement”)

Gentlemen:

As Senior Vice President, General Counsel and Secretary of The Orchard Enterprises, Inc., a Delaware corporation (the “Company”), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of 1,316,667 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with this opinion, and in my capacity as an attorney admitted to practice in the State of New York, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended, as in effect on the date hereof, the Company’s bylaws as in effect on the date hereof, the Plan and certain corporate proceedings of the Company as reflected in the minutes of meetings of the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement becomes effective under the Act, any newly issued shares of Common Stock delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and nonassessable.

I express no opinion herein as to any laws other than the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Alexis H. Shapiro
Alexis H. Shapiro